Exhibit 4.3

FIRST AMENDMENT TO BUNZL USA HOLDINGS CORPORATION EMPLOYMENT AGREEMENT

FOR PAUL G LORENZINI

THIS FIRST AMENDMENT, dated the 10th day of December 2003, and effective as of this date, by and between BUNZL USA HOLDINGS CORPORATION, a Delaware corporation with its principal office and place of business at 701 Emerson Road, Suite 500, St Louis, Missouri 63141 (the “Company”) and PAUL G LORENZINI whose residence is 2815 Stonington, St Louis, Missouri 63131 (the “Executive”).

RECITALS

(A)	Executive is employed by the Company.

(B)	The parties entered into an Employment Agreement dated February 25, 2002 (the “Agreement”).

(C)	The parties desire to amend the Agreement by this first Amendment, to be effective as of the date first cited above.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree and amend the Agreement as follows:-

1.	Paragraph 2(A) of the Agreement is hereby deleted and the following new Paragraph 2(A) is substituted in lieu thereof:

“2.	PERIOD

(A)	This Agreement shall commence effective as of the date hereof and, subject to the other provisions hereof, shall continue until July 31, 2004 (“Term”) at which date this Agreement and the Executive’s employment with the Company shall terminate if not already terminated in accordance with the provisions of Paragraph 10. The period of time the Executive is employed by the Company pursuant to this Agreement is hereafter referred to as the “Employment Period”.

2.	Paragraph 3(A) of the Agreement is hereby deleted and the following new Paragraph 3(A) is substituted in lieu thereof:-

“3.	DUTIES AND PERFORMANCE

During the Employment Period, the Executive:

(A)	shall serve the Company as Chairman and Chief Executive Officer of Bunzl Distribution USA, Inc and shall perform and render such duties and services as are customarily performed and rendered by one holding such position;”

3.	Paragraph 10(A) of the Agreement is hereby deleted and the following new Paragraph 10(A) is substituted in lieu thereof:

“10.	TERMINATION, SUSPENSION AND SEVERANCE PAYMENTS

(A)	The Executive’s employment by the Company and all directorships in the Group held by the Executive shall automatically terminate on July 31, 2004 without any action or notice on the part of the Company or the Executive, unless previously terminated in accordance with the provisions of this Paragraph 10.”

4.	Except as amended by Paragraphs 1, 2 and 3 of this First Amendment, the Agreement shall remain the agreement of the parties and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment on the date first written above.

BUNZL USA HOLDINGS CORPORATION

By:	/s/ D.M. WILLIAMS

Authorized Representative

COMPANY

/s/ PAUL G. LORENZINI

Paul G Lorenzini
EXECUTIVE